UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 27, 2014 (May 22, 2014)

PEBBLEBROOK HOTEL TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland		20814
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(240) 507-1300

Not Applicable
_____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Pebblebrook Hotel Trust (the “Company”) issued a press release on May 22, 2014 announcing that it has acquired the 160-room Prescott Hotel located in San Francisco, California. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

A copy of materials about this property that the Company intends to distribute is furnished as Exhibit 99.2 to this Current Report on Form 8-K. Additionally, the Company has posted these materials in the investor relations section of its website at www.pebblebrookhotels.com.

Item 8.01. Other Events.

On May 22, 2014, a subsidiary of the Company completed its acquisition of the 160-room Prescott Hotel (the “Hotel”) located in San Francisco, California for $49.0 million from an unaffiliated third party. The transaction includes a fee simple acquisition of 96 guest rooms in one building and a leasehold interest acquisition of 64 guest rooms in an adjacent attached building. This transaction was funded with available cash and borrowings under the Company's senior unsecured revolving credit facility.
In connection with the acquisition of the leasehold interest, the subsidiary assumed the lease for 64 rooms of the Hotel (the "Hotel Lease") with Post Property Partners, L.P., an unaffiliated third party, as landlord. The Hotel Lease expires on June 30, 2089, including a one-time extension option of 30 years. Pursuant to the Hotel Lease, the subsidiary is required to pay annual base rent of approximately $0.5 million, beginning in October 2017. The annual base rent is subject to a fixed increase every year during the remaining lease term.
The Hotel will continue to be managed by Kimpton Hotel & Restaurant Group, LLC, the Hotel's current manager.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued May 22, 2014.
99.2	Materials about the Prescott Hotel.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

May 27, 2014	By:	/s/ Raymond D. Martz
Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued May 22, 2014.
99.2	Materials about the Prescott Hotel.